Exhibit 99

Rick Harvey Elected to Graybar's Board of Directors

ST. LOUIS, September 11, 2018 - Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, today announced the election of Richard H. Harvey to its Board of Directors.
Rick has nearly 35 years with Graybar and currently serves as District Vice President in New York, a position he has held since 2010. He first joined Graybar in 1983 as a warehouse employee and progressed through positions in counter sales, customer service, sales, product management and district sales management. In addition to his career achievements, Rick holds a bachelor’s degree in management and has successfully completed several executive education programs.
“Throughout his career, Rick has demonstrated a passion for winning and a remarkable ability to achieve positive results,” said Graybar’s Chairman, President and CEO Kathy Mazzarella. “With his extensive leadership experience, strong commitment to Graybar and exceptional track record, I believe Rick will provide valuable strategic insight that will guide our future. I congratulate him and look forward to serving with him as a member of Graybar’s Board of Directors.”
Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of nearly 290 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.
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